EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in the Registration Statement on Form S-8 of Bergen Brunswig Corporation Pre-Tax Investment Retirement Account of the report of Deloitte & Touche dated June 28, 1994, appearing in the Annual Report on Form 11-K of Bergen Brunswig Corporation Pre-Tax Investment Retirement Account for the year ended December 31, 1993, and of the report of Deloitte & ToucheLLP dated October 31, 1994, appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 1994.




/s/ Deloitte & Touche LLP
- --------------------------
Deloitte & Touche LLP
Costa Mesa, California
January 27, 1995





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